Exhibit 99.1

NEWS RELEASE

RGC RESOURCES, INC.

Release Date:	August 12, 2009
Contact:	John B. Williamson, III
President, Chairman and CEO
Telephone:	540-777-3810

RGC RESOURCES, INC.

THIRD QUARTER FINANCIAL RESULTS

ROANOKE, Va. (August 12, 2009)—RGC Resources, Inc. (NASDAQ: RGCO) announced consolidated Company earnings of $137,394 or $0.06 per average share outstanding for the quarter ended June 30, 2009. This compares to consolidated earnings of $351,378 or $0.16 per average share outstanding for the quarter ended June 30, 2008. President, Chairman and CEO John Williamson attributed the decrease in earnings to a decline in gross margins and higher operation and maintenance costs.

Earnings per share for the twelve months ending June 30, 2009 were $4,652,075 or $2.10 per share compared to $1.85 per share for the twelve months ended June 30, 2008. Earnings for the twelve months ended June 30, 2009 were positively impacted by improved margins.

RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company, Diversified Energy Company and RGC Ventures of Virginia, Inc.

From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.

Summary financial statements for the third quarter and twelve months are as follows:

RGC Resources, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income

(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2009	2008	2009	2008
Revenues	$10,706,989	$20,152,634	$82,631,592	$96,238,089
Cost of sales	5,691,875	15,097,224	55,351,565	70,670,086

Gross margin	5,015,114	5,055,410	27,280,027	25,568,003
Other operating expenses	4,337,833	4,004,135	17,898,603	17,030,743
Interest expense	460,463	490,756	1,914,508	2,039,187

Income from continuing operations before income taxes	216,818	560,519	7,466,916	6,498,073
Income tax expense from continuing operations	79,424	209,141	2,814,841	2,430,617

Net income from continuing operations	137,394	351,378	4,652,075	4,067,456
Net income (loss) from discontinued operations, net of income taxes	—	—	—	(17,095)

Net income	$137,394	$351,378	$4,652,075	$4,050,361

Basic earnings per share of common stock:
Income from continuing operations	$0.06	$0.16	$2.10	$1.86
Discontinued operations	—	—	—	(0.01)

Net income	$0.06	$0.16	$2.10	$1.85

Diluted earnings per share of common stock:
Income from continuing operations	$0.06	$0.16	$2.09	$1.85
Discontinued operations	—	—	—	(0.01)

Net income	$0.06	$0.16	$2.09	$1.84

Cash dividends per common share	$0.3200	$0.3125	$1.2725	$1.2425

Weighted average number of common shares outstanding:
Basic	2,227,469	2,205,733	2,217,004	2,193,397
Diluted	2,234,748	2,215,424	2,225,034	2,203,972

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30,
	2009	2008
Assets
Current assets	$35,435,671	$37,650,146
Total property, plant and equipment, net	77,067,348	74,955,171
Other assets	3,879,136	3,373,391

Total Assets	$116,382,155	$115,978,708

Liabilities and Stockholders’ Equity
Current liabilities	$21,631,337	$29,844,168
Long-term debt	28,000,000	23,000,000
Deferred credits and other liabilities	20,686,723	18,260,768

Total Liabilities	70,318,060	71,104,936
Stockholders’ Equity	46,064,095	44,873,772

Total Liabilities and Stockholders’ Equity	$116,382,155	$115,978,708